Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Endava plc of our report dated September 19, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Endava plc's Annual Report on Form 20-F for the year ended June 30, 2023.

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom
September 19, 2023